UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BigBear.ai Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT OF BIGBEAR.AI HOLDINGS, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS ADJOURNED TO APRIL 11, 2025

On March 13, 2025, BigBear.ai Holdings, Inc. (the “Company,” “BigBear.ai,” “us,” “we” or “our”) filed a definitive proxy statement (the “Proxy Statement”) and an accompanying form of proxy card (the “Proxy Card”), relating to the Company’s Special Meeting of Stockholders to be held on Monday, March 31, 2025, which was adjourned to April 11, 2025 due to lack of quorum, and which will be held via live webcast at the following address: https://www.cstproxy.com/bigbearai/sm2025 (the “Special Meeting”).

On March 27, 2025, the Board of Directors of the Company approved an amendment to its Amended and Restated Bylaws (the “Bylaws”) to reduce the quorum needed for stockholder meetings to one-third (33.33%) of the Company’s voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereat, present in person or represented by proxy. The Company disclosed this amendment to the Bylaws and quorum change in its Current Report on Form 8-K filed on the same date.

This document is being filed solely to supplement the Proxy Statement for the Special Meeting to reflect the new quorum requirement applicable to the Special Meeting. Defined terms used but not defined herein shall have the meaning set forth in the Proxy Statement. Accordingly, the Proxy Statement is hereby supplemented as follows:

•	The following text replaces, in its entirety, the paragraph under the heading “Q: What constitutes a quorum?” on page 5 of the Proxy Statement:

Holders of record of one-third (33.33%) of the voting power of the issued and outstanding shares of our capital stock entitled to vote at the Special Meeting, present in person or represented by proxy, constitute a quorum. Further, for purposes of establishing a quorum, shares of our common stock that a stockholder holds and that are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon at the Special Meeting are counted as present. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. As of the Record Date, 284,865,429 shares of our common stock were outstanding and entitled to vote.

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the Proxy Card and they continue to be in full force and effect as originally filed and the Board of Directors continues to seek the vote of Company stockholders to be voted on at the Special Meeting as recommended in the original filing. This supplement to the Proxy Statement does not provide all of the information that is important to your voting decisions at the Special Meeting, and the Proxy Statement contains other important additional information. This supplement to the Proxy Statement should be read in conjunction with the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. PLEASE EXERCISE YOUR RIGHT TO VOTE WHETHER OR

NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

April 8, 2025